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                                                                    Exhibit 10.5

[LOGO OF THE MOMENTUM SOLUTIONS GROUP LLC]

November 25, 2002

Mr. William F. Mason
Chief Executive Officer
Vertica Software, Inc.
Austin, TX

Dear Sir:

This letter outlines the terms of agreement of the services that The Momentum Solutions Group, LLC will deliver to Vertica Software, Inc.

     1. Momentum Solutions, as an independent vendor, will provide sales and sales management services to Vertica for one week per month for three months, from December 1, 2002 through February 28, 2003. Vertica hereby engages Momentum Solutions Group to provide services set forth below. Momentum Solutions, LLC hereby accepts such engagement and shall during the term of this agreement perform the services to the best of their ability.

               a. Assist the Company to obtain 2-3 viable prospects for Vertica product and services

               b. Assist the Company in the development and closing of AON Risk Management opportunity.

     2. Momentum Solutions is a vendor, not an employee of the Company, and as such no federal or state taxes, social security, unemployment compensation or any other payments will be withheld from the compensation.

     3. The agreed upon compensation for one week per month is $5,000. Momentum Solutions will provide a weekly accounting of hours to Vertica Software.

     4. Momentum Solutions agrees to receive payment for services in free-trading stock of Vertica Software, Inc. The number of shares shall be Seventy Seven Thousand Five Hundred (77,500), which is based on an average values of $.008462 per share, which is the average closing price from September 25th through November 25th. Should the average closing price drop significantly, Vertica Software agrees to trade additional shares so that Momentum Solutions receives the agreed to minimum monthly payment of $5,000.

     5. Vertica Software will provide all payments or stock certificates in lieu of cash in advance monthly. Payment of stock certificates to be received no later than the fifth (5th) day of the month.

     6. Vertica acknowledges that the undertaking of this project involves a substantial amount of risk and the actual results may differ marginally than the stated objective of obtaining 2-3 viable prospects for the Company and to obtain the AON Risk Management opportunity. However, the successful achievement of this project will, in fact, offer substantial future opportunity for the Company. As such, Vertica agrees to pay Momentum Solutions Group, LLC a bonus based on the achievement the follow objective:

               a.   A closed sale of the Vertica software.

               b. A positive reference on the Vertica software. A positive reference is defined as a prospective customer willing to state to a Vertica-designed individual that he/she has reviewed and investigated the Vertica product to a degree to deem the Vertica product offering as offering significant advantage to it or to other companies within the industry.

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Mr. William Mason
November 25, 2002
Page 2 of 2

     7.   The bonus structure shall be:

          a. Vertica agrees to pay Momentum Solutions 15% cash commission on any closed sale upon receipt of revenue.

          b. Vertica agrees to pay Momentum Solutions $5,000 for each positive reference obtained for the Vertica products. Payment may be either each or free-trading stock shares.

AGREED:

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
/s/ William F. Mason          12/1/02      /s/ Susan N. Thompson                  12/1/02
-----------------------       -------      ---------------------------------      -------
William F. Mason              Date         Susan N. Thompson                      Date
Chief Execution Officer                    Managing Director
Vertica Software, Inc.                     The Momentum Solutions Group, LLC
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